UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2024

             DOUGLAS DYNAMICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34728	13-4275891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11270 W Park Place Ste 300, Milwaukee, Wisconsin 53224
(Address of principal executive offices, including zip code)

      (414) 354-2310
(Registrant’s telephone number, including area code)

      Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	PLOW	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 10, 2024, Douglas Dynamics, L.L.C. (“Douglas Dynamics”), Henderson Products, Inc. and Trynex International LLC, subsidiaries of Douglas Dynamics, Inc. (the “Company”), as sellers, entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with AGNL Blizzard, L.L.C., an affiliate of TPG Inc. (the “Purchaser”), to sell and leaseback seven properties (the “Properties”) as described in the Purchase Agreement (the “Sale-Leaseback Transaction”). The Properties are comprised of three facilities located in Milwaukee, Wisconsin and four additional facilities located in each of Huntley, Illinois; Manchester, Iowa; Rockland, Maine; and Madison Heights, Michigan, totaling approximately 780,000 square feet of manufacturing and upfitting space. Through its subsidiaries, the Company received gross proceeds of $62.4 million from the sale of the Properties. Net of expenses and taxes, the Company is expected to receive net proceeds of approximately $50.0 million.

In connection with the closing of the transactions contemplated by the Purchase Agreement, Douglas Dynamics entered into a lease agreement (the “Lease Agreement”) with the Purchaser pursuant to which Douglas Dynamics will lease the Properties from the Purchaser. The Lease Agreement has an initial term of 15 years and will renew for additional ten-year terms thereafter, unless Douglas Dynamics notifies the Purchaser of its intent not to renew the Lease Agreement. The aggregate first-year annual rent amount for the Properties is $4.75 million, subject to a 3% increase effective as of each annual anniversary of the commencement date during the initial term and any renewal term. The Company has guaranteed Douglas Dynamics’ obligations under the Lease Agreement.

The Company obtained a consent to the Sale-Leaseback Transaction from the lenders under its Credit Agreement, dated as of June 9, 2021, by and among the Company, the other borrowers and the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as such Credit Agreement has been amended by Amendment No. 1, dated as of January 5, 2023, by Amendment No. 2, dated as of July 11, 2023, and by Amendment No. 3, dated as of January 29, 2024).

Other than the Sale-Leaseback Transaction, there exists no material relationship between the Company, its affiliates or any of the Company’s directors and officers, on the one hand, and the Purchaser, on the other. The terms of the transaction were negotiated between the Company and the Purchaser on an arms-length basis.

The foregoing summary of the Purchase Agreement and the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and the Lease Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 of this Current Report on Form 8-K regarding the Sale Leaseback-Transaction is incorporated by reference into this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K regarding the Sale Leaseback-Transaction is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on September 11, 2024 announcing the completion of the Sale-Leaseback Transaction, which is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable

(d)	Exhibits. The following exhibits are being filed or furnished (as applicable) herewith:

(10.1)	Agreement of Purchase and Sale, dated September 10, 2024, among Douglas Dynamics, L.L.C., Henderson Products, Inc., Trynex International LLC and AGNL Blizzard, L.L.C.

(10.2)	Lease Agreement, dated September 10, 2024, between Douglas Dynamics, L.L.C. and AGNL Blizzard, L.L.C.

(99.1)	Press release dated September 11, 2024.

(104.1)	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUGLAS DYNAMICS, INC.

Date: September 12, 2024	By:	/s/ Sarah Lauber
Sarah Lauber
Sarah Lauber Executive Vice President, Chief Financial Officer and Secretary